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                                                                  Exhibit 10.29



                        EMPLOYMENT SEPARATION AGREEMENT

                  THIS EMPLOYMENT SEPARATION AGREEMENT (this "Agreement") is made and entered into as of the 10th day of November, 2000, by and between SYKES ENTERPRISES, INCORPORATED, a Florida corporation ("Company"), and DAVID
L. GRIMES, an individual ("Employee").

                                   RECITALS:

                  A. Pursuant to that certain Amended and Restated Employment Agreement, dated March 6, 2000, by and between Company and Employee (the "Employment Agreement"), Employee is currently employed by Company as an executive officer of Company.

                  B. Employee wishes to terminate his employment with Company.

                  C. Employee and Company have reached agreement on the terms of Employee's departure, and both parties view their separation as amicable.

                  NOW, THEREFORE, in consideration of the premises and covenants contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

         1. RECITALS. The above recitals are true and correct and are made a part hereof.

         2. TERMINATION OF EMPLOYMENT AGREEMENT. Company and Employee hereby agree that, except as specifically provided in this Agreement, the Employment Agreement is terminated effective as of the date hereof, and except as set forth in Section 6 below and except as otherwise specifically provided in this Agreement, neither Company nor Employee shall have any further rights, obligations, or duties under the Employment Agreement as of the date hereof.

         3. SEPARATION PAYMENTS. In consideration of Employee's agreement to the terms of this Agreement, Company will pay Employee the following amounts (the "Separation Payments"):

                  a. For the period beginning on the date hereof through March 5, 2005 (the "Post-Employment Period"), Company will continue to pay to Employee an amount equal to the Employee's base salary of $525,000 as in effect under the Employment Agreement as of the date hereof. Such base salary shall continue to be paid in accordance with the prevailing payroll schedule for Company executives, in weekly payments of $10,096.16, subject to applicable tax withholding as W-2 income and reported in accordance therewith, such first payment to be made on or as soon as practicable after the eighth (8th) day following the date Employee executes this Agreement.


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                  b.       On the eighth (8th) day following the date Employee
executes this Agreement, Company shall pay to Employee, in a lump sum, Eighty-five Thousand Six Hundred Three Dollars and 60/100 ($85,603.60), less applicable tax withholdings, representing the dollar value of all of Employee's accrued but unused vacation as of the date hereof and twelve months dues for the Avila Country Club.

                  c. As promptly as practicable following the execution of this Agreement, and in no event later than the eighth (8th) day following the date Employee executes this Agreement, the Company will, in accordance with the Company's standard expense reimbursement policies, reimburse Employee for all appropriately documented travel and other Company expense items submitted by Employee for reimbursement. Thereafter, the Company will, in accordance with the Company's standard expense reimbursement policies, promptly reimburse Employee for any additional Company expenses appropriately incurred by Employee during his employment with the Company as credit card and other charges are received by Employee and submitted to the Company with appropriate documentation for reimbursement.

         4. TRANSFER OF AVILA COUNTRY CLUB MEMBERSHIP. On or immediately after the eighth (8th) day following the date Employee executes this Agreement, the Company will transfer to the Employee the Avila Country Club membership for which Employee is the current holder, and the Company will promptly furnish an appropriate transfer letter to such country club indicating the transfer of ownership to the Employee as current holder and provide any other evidence of such transfer as may be requested by such country club.

         5. CONTINUATION OF BENEFITS. Beginning on the date hereof and continuing hereafter during the Post-Employment Period, Company shall continue to provide Employee and his spouse at no cost to Employee or his spouse with
(i) the same (or substantially similar) health insurance coverage, dental insurance coverage, and prescription drug plan that is being provided to Employee and his spouse by Company as of the date of this Agreement, and (ii) with substantially the same life insurance (excluding "split-dollar" life insurance coverage) that is being provided to Employee by the Company as of the date of this Agreement, so long as Employee passes a physical examination as a condition of such life insurance coverage. Notwithstanding the foregoing, in the event that Employee obtains full-time employment prior to the expiration of the Post-Employment Period, then Company's obligation to provide the benefits described in this Section 5 shall terminate upon the first day on which Employee would be eligible to receive benefits from his new employer. The Company shall furnish Employee with the written confirmation of any third-party insurer that Employee's coverage continues in accordance with these terms notwithstanding the fact that Employee is no longer in the employ of the Company and further will indemnify the Employee fully in the event that such coverage is not provided for any reason.

         6. SURVIVAL OF CERTAIN PROVISIONS OF EMPLOYMENT AGREEMENT. Notwithstanding anything to the contrary set forth in this Agreement, Section 4 and Section 5 of the Employment Agreement shall continue to remain in full force and effect in accordance with the terms thereof, and Employee shall continue to be bound by the terms thereof (as well as by any



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other terms of the Employment Agreement relating to the enforceability and construction of said Sections 4 and 5), subject to the following:

                  a. The obligations of Employee under Sections 4 and 5 of the Employment Agreement shall continue until the expiration of twenty-four
(24) months after the date Employee executes this Agreement.

                  b. Notwithstanding anything set forth in the Employment Agreement, but subject to Section 6(c) and 6(d) below, Employee shall not be limited in his ability to accept employment with, consult with, or otherwise be associated with in any capacity, any corporation, partnership, firm or other business organization that is not a direct competitor of the core outsourcing business, consisting of customer care and technical support, of the Company substantially as such business is conducted on the date hereof (the "Core Business"), nor shall Employee be limited in his ability to deal with any customers or clients of the Company or its subsidiaries so long as such dealings (i) are not in, and would not result in, direct competition with the Core Business, and (ii) do not otherwise violate Section 6(c) below. Other than as specifically set forth in this Agreement, the Company shall not be obligated to pay any additional compensation (such as compensation pursuant to Section 5(g)(i) of the Employment Agreement) as a condition to Employee's continuing obligation to comply with Section 5 of the Employment Agreement.

                  c. In addition to the provisions of Section 5 of the Employment Agreement, Employee hereby agrees that he will not, at any time during the period of twenty-four (24) months after the date Employee executes this Agreement, provide or solicit the opportunity to provide any services that would be in direct competition with the Core Business or the Company's information technology staffing business, to any persons or entities who, at any time prior to the expiration of the period of twenty-four (24) months after the date Employee executes this Agreement, are or were customers or clients of Company or its subsidiaries. The parties acknowledge and agree that, for this purpose, the Company's information technology staffing business does not include services provided through the Company's IT consulting, e-commerce solutions, crm/ecrm, or solutions practices businesses, except to the extent that such services are provided to eShare, Compaq, Fidelity, Freedom Technology Media Group, Lightning Source, White Amber, CG-i, Legal Plan Resource Group, Portal Software, and Blockbuster/Soneta. Additionally, Employee hereby agrees that he will not, at any time during the period of twenty-four (24) months after the date Employee executes this Agreement, provide or solicit the opportunity to provide to any Qualified Customer (as defined below) the types of products or services that the Company or its subsidiaries provide, provided, or proposed to provide to any such Qualified Customer at any time during Employee's employment by the Company. For purposes hereof, the term "Qualified Customer" means any person or entity who or which was a customer or client of the Company at any time during Employee's employment by the Company, as well as any prospective customer or client with which the Company has had, at any time during the 6-month period prior to the date of this Agreement, substantive discussions regarding the possible provision of services by the Company.



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                  d.       In addition to the provisions of Section 5 of the
Employment Agreement, Employee hereby agrees that he will not, at any time during the period of twenty-four (24) months after Employee executes this Agreement, retain or attempt to retain, directly or indirectly, for himself or for any other person or entity, the services of any person who is an employee of the Company or any subsidiary thereof on the date of this Agreement or at any time during such twenty-four (24) month period, unless Employee first obtains the written consent of the Company (which consent will not be unreasonably withheld).

         7. WAIVER AND RELEASE. In consideration of the obligations and duties of Company set forth herein, Employee agrees as follows:

                  a. Employee hereby knowingly and voluntarily waives, releases and forever discharges Company from any and all claims, demands, damages, lawsuits, obligations, promises, and causes of action, both known and unknown, whether now existing or arising in the future, at law or in equity, relating to or arising out of Employee's employment with Company, the Employment Agreement, the Deferred Compensation Plan, compensation by Company, or separation of employment from Company.

                  b. Employee shall not disclose, either directly or indirectly, any information whatsoever regarding any of the terms or the existence of this Agreement to any person or organization, including but not limited to members of the press and media, present and former employees of Company, and persons or companies who do business with Company. The only exceptions to Employee's promise of confidentiality herein is that Employee may reveal such terms of this Agreement (i) as is necessary to comply with a request made by the Internal Revenue Service; (ii) as otherwise compelled by a court or agency of competent jurisdiction; (iii) as required by law; (iv) as is necessary to comply with requests from Employee's accountants, attorneys, financial advisors, or other professional advisors for legitimate business purposes or personal financial planning, (v) to his immediately family members solely for personal planning purposes (provided that such immediate family members undertake to maintain the complete confidentiality of this Agreement), or (vi) when and if this Agreement is included by the Company as a part of a securities law filing that is actually filed with the Securities and Exchange Commission.

                  c. Employee agrees to release and forever discharge by this Agreement the Company from all liabilities, causes of actions, charges, complaints, suits, claims, obligations, costs, losses, damages, injuries, rights, judgments, attorneys' fees, expenses, bonds, bills, penalties, fines, and all other legal responsibilities of any form whatsoever whether known or unknown, whether suspected or unsuspected, whether fixed or contingent, whether in law or in equity, including but not limited to those arising from any acts or omissions occurring prior to the effective date of this Agreement, including those arising by reason of any and all matters from the beginning of time to the present, arising out of his past employment with, compensation during, and resignation from the Company. Employee specifically releases claims under all applicable state and federal laws, including but not limited to, Title VII of the Civil Rights Act of 1964 as amended, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Family Medical Leave Act, the Employee Retirement Income Security Act, the




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Consolidated Omnibus Reconciliation Act of 1986, the Americans with
Disabilities Act, the Florida Civil Rights Act of 1992, the Workers' Compensation Act, the Equal Pay Act, the Age Discrimination in Employment Act of 1967 (Title 29, United States Code, Section 621, et seq.) ("ADEA"), as well as all common law claims, whether arising in tort or contract.

                  d. In addition to the other provisions in this Agreement, Employee acknowledges that the information in the following paragraphs is included for the express purpose of complying with the Older Workers' Benefits Protection Act, 29 U.S.C.ss.626(f):

                           i.       I, David L. Grimes, was over 40 years of
age when I resigned my employment and when I signed this Agreement. I realize there are many laws and regulations prohibiting employment discrimination or otherwise regulating employment or claims related to employment pursuant to which I may have rights or claims, including the Age Discrimination in Employment Act of 1967, as amended (the "ADEA"). I hereby waive and release any rights or claims I may have under the ADEA.

                           ii.      By signing this Agreement, I state that I
am receiving compensation and severance benefits to which I was not otherwise entitled. I am waiving and releasing all claims against the Company that I may have based on my age. I am not waiving any claim or action under the ADEA based upon rights or claims that may arise after the date I sign this Agreement.

                           iii.     I am being given continued compensation as
specified in Section 3 hereof in exchange for the release and waiver of all claims that I am agreeing to herein. This continued compensation is in addition to anything of value to which I am already entitled in that I am receiving this continued compensation without having to perform services of an equal value.

                           iv.      I was informed in writing that I could
consult with an attorney before signing this Agreement. I acknowledge that I was given the opportunity to consider this Agreement for twenty-one (21) days before signing it, and, if I sign it, to revoke it for a period of seven (7) days thereafter. Regardless of when I signed this Agreement, I acknowledge that my seven-day period will not be waived. No payments will be made to me until after the seven-day revocation period expires.

         8. EMPLOYMENT RECOMMENDATIONS; NON-DISPARAGEMENT. Company hereby agrees that, in the event that a future prospective employer of Employee seeks information from Company regarding the competence, experience, or abilities of Employee, Company shall follow its standard human resource guidelines, policies, and practices with respect to such inquiry. In addition, the parties shall each refrain from making any written or oral statement or taking any action, directly or indirectly, which the parties know or reasonably should know to be disparaging or negative concerning Company or Employee, except as required by law. The parties hereto shall also refrain from suggesting to anyone that any written or oral statements be made which the parties know or reasonably should know to be disparaging or negative concerning Company or Employee, or from urging or influencing any person to make any such statement. This provision shall include, but not be limited to, the requirement that the



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parties refrain from expressing any disparaging or negative opinions concerning
Company or Employee, Employee's resignation from Company, any of Company's officers, directors, or employees, or other matters relative to Company's reputation as an employer or any other matters relative to Employee's reputation as an employee or executive. Company's and Employee's promises in this subsection, however, shall not apply to any judicial or administrative proceeding in which Employee or Company is a party or in which Employee or Company has been subpoenaed to testify under oath by a government agency or by any third party.

         9. RESIGNATION FROM OFFICES AND DIRECTORSHIPS. Employee hereby resigns, effective as of the date hereof, from all offices, directorships, and trusteeships which Employee holds with Company and any subsidiary or affiliate of Company.

         10. SECURITIES MATTERS. For a period of 90 days following the date hereof, Employee shall be subject to the conditions, restrictions, and requirements applicable to executive officers of Company with respect to any purchase, sale, transfer, disposition, or other transaction involving the common stock of Company and shall not engage in any such transaction in violation of such conditions, restrictions, or requirements.

         11. LITIGATION COOPERATION. Beginning on the date of this Agreement and continuing at all times hereafter, Employee and Company shall, without any additional compensation except as provided herein, provide each other with full cooperation and reasonable assistance in connection with Company's defense of (i) any litigation against Company, its officers, its subsidiaries, or its affiliates pending as of the date hereof or (ii) any other litigation against Company, its officers, its subsidiaries, or its affiliates arising out of or relating to any circumstance, fact, event, or omission alleged to occur while Employee was employed by Company. Employee shall at all times promptly be reimbursed by the Company for any and all out-of-pocket expenses, including travel expenses, that may be incurred by Employee in providing such cooperation and assistance, and to the extent that Employee provides any such assistance or cooperation after the Post-Employment Period, the Employee also shall be compensated for his time in providing such cooperation and assistance at a rate equivalent to a per diem based upon his base salary as in effect under the Employment Agreement as of the date hereof. Such cooperation and assistance shall include, but not be limited to, access for research, being available for consultation, for deposition and trial testimony, and for availability and execution of discovery-related documents such as interrogatories, affidavits, requests for production, requests for admissions, and responses to each, as deemed necessary. Employee and Company further agree to provide their good will and good faith in providing honest and forthright cooperation in all other aspects of their defense of any such litigation. Company hereby agrees that nothing set forth in this Agreement shall be construed as limiting, adversely affecting, or altering Employee's indemnification rights under the Company's Articles of Incorporation and/or bylaws and under the Florida Business Corporation Act. The Company further agrees that it will take no steps to limit or affect adversely any indemnification rights currently available to the Employee and that the Company will maintain throughout the Post-Employment Period in full force and effect for the benefit of Employee officer and director liability insurance no less favorable in terms or




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amount than that currently in place for the Company and its officers and directors in such manner to cover for the Employee all periods during which Employee served as an officer, director or employee of the Company.

         12.      MISCELLANEOUS.

                  a. In the event any provision of this Agreement is found to be unenforceable, void, invalid or unreasonable in scope, such provision shall be modified to the extent necessary to make it enforceable, and as so modified, this Agreement shall remain in full force and effect.

                  b. The paragraph headings in this Agreement are for convenience only and do not form any part of or affect the interpretation of this Agreement.

                  c. This Agreement may be executed in counterparts, each of which shall be deemed an original of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

                  d. The waiver by any party of a breach of any condition of this Agreement by the other party shall not be construed as a waiver of any subsequent breach. No waiver of any right hereunder shall be effective unless in writing and signed by the party against whom the waiver is sought to be enforced.

                  e. The rights and obligations of the parties under this Agreement shall inure to the benefit of, and shall be binding upon, their respective heirs, executors, administrators, successors, assigns, subsidiaries, affiliates, directors, officers, employees, representatives and agents, as applicable.

                  f. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any previous employment agreements or contracts, whether written or oral, between Company and Employee.

                  g. This Agreement shall be construed under, and governed by, the laws of the State of Florida.

                  h. Employee and Company acknowledge that each has had the opportunity to read, study, consider and deliberate upon this Agreement, and to consult with legal counsel, and both parties fully understand and are in complete agreement with all of the terms of this Agreement.



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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


COMPANY:                                    EMPLOYEE:

SYKES ENTERPRISES, INCORPORATED             DAVID L. GRIMES

By: /s/ John H. Sykes                       /s/ David L. Grimes
   -------------------------------          -----------------------------------
        John H. Sykes,                          David L. Grimes, individually
        Chairman of the Board

Date: November 10, 2000                     Date: November 10, 2000
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